Exhibit 99.1

Good Afternoon and Welcome to Liquidity Services, Inc.’s Earnings Release Conference Call for fiscal first quarter 2009 and the three months ending December 31, 2008.  During this call we will refer to Liquidity Services, Inc. as LSI.  Presenting today are Bill Angrick, our Chairman and Chief Executive Officer, and Jim Rallo, our Treasurer and Chief Financial Officer.

This conference call is also being broadcast through the Internet and is available through the Investor Relations section of the Liquidity Services, Inc. Website.

Before we begin, I’d like to remind you that matters discussed on this call contain forward-looking statements that involve risks and uncertainties concerning LSI’s expected financial performance as well as LSI’s strategic and operational plans. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements. These risks and uncertainties include a variety of factors, some of which are beyond our control. These forward-looking statements speak as of today, and you should not rely on them as representing our views in the future, and we undertake no obligation to update these statements after this call.

Please refer to our SEC filings as well as our current earnings release posted a few minutes ago on our website, for a more detailed description of the risk factors that may affect our results. Copies of these documents may be obtained from the SEC or by visiting the investor relations section of our website.

To supplement the Company’s consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures.  These non-GAAP measures include EBITDA, Adjusted EBITDA, Adjusted Net Income and Adjusted EPS.  We believe these non-GAAP measures provide useful information to both management and investors.  These measures, however, should not be considered a substitute for, or superior to, GAAP results.  A reconciliation of all non-GAAP measures included in this conference call, to the nearest GAAP measure, can be found in the financial tables included in the press release.

We also use certain supplemental operating data as a measure of certain components of operating performance, which we also believe is useful for management and investors.  This supplemental operating data includes GMV and should not be considered a substitute for, or superior to, GAAP results.

At this time, I’d like to turn the presentation over to our CEO, Bill Angrick.

Good afternoon and welcome to our Q1 earnings call.

I’ll begin this session by reviewing our Q1 financial performance and then outline our progress against the major initiatives we established for the current fiscal year. Finally, I will offer a perspective on our business outlook and then turn it over to Jim for more details on the quarter and on our outlook for the year.

Q1 GMV was $82 million, up 21% over last year results and at the midpoint of our guidance. Q1 adjusted EBITDA and adjusted EPS were $2.1 million and three cents, respectively, and were below guidance due to three factors. First, the economic downturn has caused a sharp reduction in scrap metal prices, which severely impacted our scrap business during Q1. While scrap metal prices have stabilized the drop during Q1 was greater than expected. Second, in an effort to salvage a dismal holiday season, retailers uncharacteristically held onto slow moving inventory and slashed the price of first quality goods in their primary channel by as much as 80%. This behavior temporarily reduced the flow of goods into our marketplace during the months of October and November and re-set the price for goods in the secondary market. This resulted in lower than anticipated volumes and margins in our commercial business during Q1. Third, in order to ramp up new programs with commercial clients and close our Las Vegas facility due to overlap with our California distribution centers, our remaining aged inventory was cleared out. In January, these last two factors ceased to impact us resulting in improved margins in our commercial business. Together, these factors resulted in lower than anticipated profitability and the earnings miss versus guidance.

Despite the challenging economic environment, LSI continued to grow and diversify its business. During Q1 we grew GMV in all major areas of our business, aside from scrap, and continued to scale our buyer base and transaction volume nicely.

Our Surplus business GMV was up 17% over last year.

Despite the slowdown in October and November, our commercial business GMV was up 5% over last year driven by strong GMV growth in the consignment model, which was up approximately 37% in Q1 over last year. Transaction volume in our commercial business was up 38% over the prior year illustrating that our marketplace is increasingly attractive to buyers in a down economy.

Our GovDeals business GMV was up 22% versus the prior year and added 151 new municipal government sellers during the quarter.

Next, I would like to update you on our progress relative to the key initiatives we outlined for FY2009. I am pleased to report that during Q1 we made significant progress against each of these objectives, which we believe will build long term value for our stockholders.

Our first initiative is the successful launch of our new DoD Surplus Contract. On February 4, we entered into a modification of our new surplus contract with the DRMS which resolved certain open business issues to the mutual satisfaction of the parties. Selected changes will have the following economic impact for the ongoing contract: (i) a 45% reduction in the inventory cost paid by LSI under the new Surplus contract from 3.26% of acquisition cost to 1.80% of acquisition cost, (ii) the reimbursement of LSI costs related to additional software enhancements to Inventory Assurance tools that may be requested by the DoD to support the new contract, and (iii) a five month extension of the contract compensating for the delayed start of property flow. The full terms of the contract modification are included in an 8-K released today. This modification will result in superior risk adjusted returns in our DoD surplus business going forward with improved margins. We expect to be fully ramped up under the new contract in April due to Government delays. The favorable cash flow dynamics and improved margin outlook under this program are very attractive for LSI. Under the terms of the contract approximately 56% of our inventory payment is made 120 days after we receive the property, which results in a favorable working capital position once we are fully ramped up.

Our second initiative for FY2009 is to improve operations and service levels in our commercial business.

Specifically, we have emphasized improving our operational throughput, quality and customer service. Inventory turnover during Q1 was an average of 63 days, which is down from 98 days, in the March 2008 quarter, representing a 36% improvement in six months. Consequently, we have created the capacity to further scale the business in our warehouse distribution centers by another 60% with marginal additional fixed costs. We have continued to improve the number of auctions closed on a daily basis recording consecutive record weeks of closed auctions in January with fewer defects. We have established stricter service level requirements and removed sellers who are not able to comply. This has increased the level of trust with our buyers and meaningfully reduced the number of buyer disputes . These improvements are enabling us to scale more rapidly and with improved margins by reducing the costs of re-work and increasing buyer retention in our marketplace. Ultimately, these actions serve to reinforce the virtuous cycle of attracting more demand and supply to our marketplace.

Our third initiative is to make our marketplaces more flexible and easier to use for sellers and buyers. We currently have several technology projects underway that will make it easier for sellers to list and sell goods through our platform and make our marketplace more convenient for buyers to find and purchase goods both in the U.S. and overseas. These initiatives are being driven by what customers are asking us for and we expect this to increase business. For example, one project involves the introduction of online payment and collection services within our GovDeals marketplace. Currently the bulk of sellers on our GovDeals marketplace only allow buyers to pay through a check or money order. By introducing online payment functionality, our GovDeals marketplace will be more convenient for buyers and sellers will get paid more quickly. LSI will earn incremental fees for providing this service which will improve our margins.

Our fourth initiative is to expand and further segment our seller and buyer base to increase their participation in our marketplace.

We continue to expand our relationships with existing sellers and have added new product categories like store fixtures and equipment, non perishable foods, smart phones and ipods. The greater breadth and depth of product in our marketplace reinforces buyer participation and, in turn, seller participation as they can access greater liquidity and efficient market pricing of goods.

With respect to business development, we are seeing increased interest in our service in all segments of the supply chain, including retailers, manufacturers and reverse logistics service providers. As a result, we have recently hired two additional enterprise sales directors who will be coming on board this quarter to capitalize on the fertile environment for selling our services. We have also recently signed multiple Fortune 500 sellers to our capital assets program which positions us to handle an increasing volume of consignment sales of store fixtures and equipment. As large organizations streamline corporate and back office functions to save costs, we believe they are more receptive to LSI’s solutions. With 1.9 million annual auction participants and growing, we are the largest and most transparent marketplace for surplus and salvage goods, and thus have a tremendous opportunity to further expand our base of sellers.

With respect to buyers, despite the economic downturn we continue to see robust growth in buyer participation in our marketplace. During Q1 the number of registered buyers and auction participants in our marketplace grew 22% over the prior year period, excluding the effect of recent acquisitions. We believe this reflects the fact that our marketplace is a unique and highly attractive venue to source quality merchandise at below wholesale prices.

The combination of strong buyer demand and increased supply will continue to boost LSI’s growth.

Next, I would like to address our business outlook for the next quarter and remainder of FY2009. First, let me say that the current economic environment and volatility make it difficult for any business to forecast results. That said, I would like to review our current sentiments on the outlook for both the top and bottom line.

We believe it is prudent to downwardly revise our GMV outlook to reflect the following assumptions:

1. Continued weakness and no improvement in our scrap business. Consequently, our guidance reflects an approximately 50% YOY GMV decline in our scrap business for FY2009 solely as a result of lower commodity prices.

2. We continue to be very pleased with the increase in market share our GovDeals business is attaining. Both the number of active sellers and transaction volume continue to grow in line with our targets. However, there has been a material reduction in the ASPs realized within asset categories such as used vehicles and heavy equipment sold by municipalities in our GovDeals marketplace and we do not expect this to improve during the remainder of FY2009, resulting in a reduced GMV outlook for this business. Therefore, our guidance reflects in approximately 10% YOY GMV growth versus our original 25% target for the GovDeals business.

3. On a brighter note, although we expect reduced ASP’s to impact our commercial business, we are experiencing a steady improvement in business trends. We recorded our second highest GMV month ever in January which is typically a seasonally slow period. To provide you a sense of the strengthening of the commercial business, our January GMV was approximately 33% higher than November.  Our auction listings continue to reach record levels and we exited January with a very strong business development pipeline. Therefore, we anticipate 15% to 25% YOY GMV growth in our commercial business for the remainder of the year.

4. Our DoD Surplus business GMV is expected to be roughly flat on a YOY basis owing to reduced ASP’s and the removal of selected items from our product pool that we have historically handled and due to the additional one month delay in the start up of our new Surplus Contract from January to February.

With respect to EBITDA, our guidance reflects the following:

1.     the reduced GMV outlook as previously discussed;

2.     the new economic terms of our DoD Surplus Contract which includes a 45% reduction in our costs of goods sold; and

3.     improved margins in our commercial business as a result of improved operations and service levels that are visible in our current business trends.

As a result of the improvements occurring in our DoD surplus and commercial businesses, we expect the overall margin of our business going forward to be sharply improved and to offset our slow start in Q1, resulting in no material change to our annual adjusted EBITDA outlook of $22.5 million to $26.5 million for FY2009.

In summary, while these are uniquely challenging times for everyone, we are a stronger business as a result of the recent actions we have taken in support of our strategic initiatives for FY2009. We have a more diversified, higher margin overall business that, with the exception of a re-set year in our DoD business, continues to generate top line growth. We have favorable cash flow dynamics with negative working capital requirements and excellent returns on invested capital. We have built the leading e-commerce marketplaces with the largest buyer base addressing multiple, large market opportunities. And we have the financial strength and operating discipline to invest in future growth to create long term value for our stockholders.

The bottom line is that we have a very strong competitive position that we expect to further strengthen during the balance of FY2009. Now let me turn it over to Jim for a more detailed review of our financial results and outlook.

Thanks Bill.

The Company continues to experience strong top line growth, as the amount of gross merchandise volume or GMV increased $14.5 million, or 21.5%, to $82.1 million for the three months ended December 31, 2008 from $67.6 million for the three months ended December 31, 2007, primarily due to (1) an increase in the number of completed transactions, which increased from approximately 63,000 to 108,000, or 70.5%; (2) our surplus business, which grew 16.5% and generated 36.7% of our revenue and 24.9% of our GMV for the three months ended December 31, 2008, as compared to 29.6% and 25.9%, respectively, for the three months ended December 31, 2007; (3) the acquisition of GovDeals, completed on January 1, 2008, which generated 2.1% of our revenue and 19.0% of our GMV for the three months ended December 31, 2008; and (4) the acquisition of Geneva, completed on May 1, 2008, which generated 7.1% of our revenue and 4.8% of our GMV for the three months ended December 31, 2008.

Revenue decreased $3.7 million, or 6.1%, to $55.6 million for the three months ended December 31, 2008 from $59.3 million for the three months ended December 31, 2007. This was primarily due to a 44.9% decrease in our scrap business, which utilizes the profit sharing model, as a result of a decrease in commodity pricing.

Cost of goods sold (excluding amortization) increased $3.2 million, or 20.7%, to $18.6 million for the three months ended December 31, 2008 from $15.4 million for the three months ended December 31, 2007. As a percentage of revenue, cost of goods sold (excluding amortization) increased to 33.4% from 26.0%. These increases are primarily due to (1) the acquisition of Geneva, which was completed on May 1, 2008 and utilizes the purchase model, which has a higher cost of goods sold than the profit sharing model and (2) the decrease in our scrap business revenue, which utilizes the profit sharing model.

Profit-sharing distributions decreased $6.5 million, or 31.1%, to $14.3 million for the three months ended December 31, 2008 from $20.8 million for the three months ended December 31, 2007. As a percentage of revenue, profit-sharing distributions decreased to 25.8% from 35.1%. These decreases are primarily due to a 44.9% decrease in our scrap business.

Technology and operations expenses increased $1.9 million, or 19.5%, to $11.9 million for the three months ended December 31, 2008 from $10.0 million for the three months ended December 31, 2007. As a percentage of revenue, these expenses increased to 21.4% from 16.8%. These increases are primarily due to (1) the decrease of 44.9% in revenue from our scrap business, while incurring similar operational costs as pounds of scrap sold during the two periods were not materially different; (2) the addition of 19 technology and operations personnel, the majority of whom were needed to support the increased volume of transactions and merchandise discussed above; (3) the roll out of operations associated with our new Surplus Contract; (4) the acquisition of GovDeals, which was completed on January 1, 2008; and (5) the acquisition of Geneva, which was completed on May 1, 2008.

Sales and marketing expenses increased $0.3 million, or 7.2%, to $4.4 million for the three months ended December 31, 2008 from $4.1 million for the three months ended December 31, 2007. As a percentage of revenue, these expenses increased to 8.0% from 7.0%. These increases are primarily due to (1) our hiring of 41 additional sales and marketing personnel and (2) the acquisition of GovDeals, which was completed on January 1, 2008.

General and administrative expenses increased $0.9 million, or 18.7%, to $5.7 million for the three months ended December 31, 2008 from $4.8 million for the three months ended December 31, 2007. As a percentage of revenue, these expenses increased to10.3% from 8.2%. These increases are primarily due to (1) expenses of $0.2 million related to stock-based compensation expense; (2) expenses of $0.3 million associated with GovDeals, which was acquired on January 1, 2008; and (3) expenses of $0.4 million associated with Geneva, which was acquired on May 1, 2008.

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization, or Adjusted EBITDA, decreased $3.1 million or 59.9% to $2.1 million for the three months ended December 31, 2008 from $5.2 million for the three months ended December 31, 2007.

Adjusted net income decreased $2.2 million or 71.9% to $0.8 million for the three months ended December 31, 2008 from $3.0 million for the three months ended December 31, 2007.  We estimate that our fiscal year 2009 effective income tax rate will be approximately 46%, an increase from 43%, as a result of non-deductable stock based compensation costs increasing in proportion to our U.S. based taxable income. We expect this trend to reverse when our employees are able to exercise out of the money incentive stock options.

Adjusted diluted earnings per share decreased $0.08 or 72.7% to $0.03 for the three months ended December 31, 2008 from $0.11 for the three months ended December 31, 2007.  Both periods adjusted diluted earnings per share were based on approximately 28.0 million diluted weighted average shares outstanding.

I will now discuss the Company’s other key operating metrics, as I have already touched on GMV, which management believes allows us to monitor the success of our marketing programs, as well as our lotting and merchandising strategies.

During the last 12 months, we also benefited from our ability to more effectively market assets to potential buyers; our marketing efforts along with the acquisition of GovDeals and Geneva resulted in a 44.5% increase in registered buyers to approximately 1,045,000 at December 31, 2008 from approximately 724,000 at December 31, 2007.

Auction Participants increased to 492,000, including GovDeals and Geneva, for the three months ended December 31, 2008, representing an increase of 169,000 or 52.6% over the 323,000 Auction Participants for the three months ended December 31, 2007.

Completed Transactions, including GovDeals and Geneva, increased 45,000 or 70.5% to approximately 108,000 for the three months ended December 31, 2008 from approximately 63,000 for the three months ended December 31, 2007.

The Company continues to have a strong balance sheet.  At December 31, 2008, LSI had $53.3 million of cash, current assets of $77.1 million and total assets of $122.5 million.  The Company continues to be debt free with current liabilities of $24.9 million and long-term liabilities of $3.2 million, for total liabilities of $28.1 million at December 31, 2008.  Stockholders’ Equity totaled $94.4 million at December 31, 2008.

Capital expenditures during the three months ended December 31, 2008 were $0.6 million.  We expect capital expenditures to be $2.0 to $2.5 million for the fiscal year ended September 30, 2009.

As Bill has noted many of the business and economic factors affecting our business outlook, I will now provide our resulting guidance for the next quarter and fiscal year 2009.

As a reminder, our Scrap Contract with the DoD includes an incentive feature, which can increase the amount of profit sharing distribution we receive from 23% up to 25%.  Payments under this incentive feature are based on the amount of scrap we sell for the DoD to small businesses during the preceding 12 months as of June 30th of each year.  We are eligible to receive this incentive in each year of the term of the Scrap Contract and have assumed for purposes of providing guidance regarding our projected financial results for fiscal year 2009 that we will again receive this incentive payment.

In addition, our guidance adjusts EBITDA and Diluted EPS for the effects of stock based compensation, which we estimate to be approximately $1.5 million to $1.6 million per quarter for the remaining three quarters of fiscal year 2009.

We expect GMV for fiscal year 2009 to range from $355 million to $370 million.  This is a decrease from our prior guidance of $400 million to $420 million, primarily due to an expected 50% decline in our scrap business, compared to 2008, as a result of decreased commodity prices, and a reduced outlook in our GovDeals and commercial businesses due to expected lower average sales prices realized in our commercial and local government marketplaces.  We expect GMV for the second quarter to range from $84 million to $88 million.

We expect Adjusted EBITDA for fiscal year 2009 to range from $22.5 million to $26.5 million.  Our Adjusted EBITDA guidance has not materially changed, despite our reduced GMV guidance, due to expected improvements in margins within our DoD surplus, business in accordance with the revised terms of our new Surplus Contract, and improved margins in our commercial business due to operational and scale efficiencies visible in our current business trends.  We expect Adjusted EBITDA for the second quarter to range from $4.4 million to $5.1 million.

We estimate Adjusted Earnings Per Diluted Share for fiscal year 2009 to range from $0.45 to $0.47.  This guidance is unchanged.  In the second quarter, we estimate Adjusted Earnings Per Diluted Share to be $0.08 to $0.09. This guidance does not reflect the impact of our stock repurchase program under which we may repurchase up to $10 million of our outstanding shares of common stock.

Bill and I will now be happy to answer any questions you may have.